As filed with the Securities and Exchange Commission on May 1, 1998
                                               Registration No. 333-_____



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                           CALIFORNIA PRO SPORTS, INC.
                           ---------------------------
               (Exact name of Registrant specified in its charter)

     Delaware                                        84-1217733
     --------                                        ----------
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
    incorporation or organization)

    1221-B South Batesville Road
       Greer, South Carolina                                29650
       ---------------------                                -----
   (Address of Principal Executive Offices)                Zip Code

                       CONSULTANT STOCK COMPENSATION PLAN
                            (Full title of the plan)

                               Barry S. Hollander
                  Acting President and Chief Financial Officer
                           California Pro Sports, Inc.
                          1221-B South Batesville Road
                                 Greer, SC 29650
                                 ---------------
                     (Name and address of agent for service)

                                 (864) 848-5160
                                 --------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                               Gerald Raskin, Esq.
                                Seth Weiss, Esq.
              Friedlob Sanderson Raskin Paulson & Tourtillott, LLC
                          1400 Glenarm Place, Suite 300
                             Denver, Colorado 80202
                                 (303) 571-1400


                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                       Proposed         Proposed Maximum
                                                                        Maximum         Aggregate Offering
             Title of                                                Offering Price           Price           Amount of Registration
    Securities to be Registered          Amount to be Registered       per Share                                        Fee
                                                   (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value                                   200,000                 $ 1.15             $230,000               $ 67.85 (2)
====================================================================================================================================


(1) This Registration Statement is being filed to register (a) 200,000 shares of common stock underlying stock options outstanding under the terms of a written Consulting Agreement with a consultant, plus such indeterminable number of shares of common stock as may be issued by reason of the anti-dilution provisions of the Options.

(2)  In  accordance  with Rule 457(h),  the fee has been  calculated as follows:
     200,000 shares at $1.15 per share.

                                     PART I
                    INFORMATION REQUIRED IN THE SECTION 10(a)
                                   PROSPECTUS


Item 1.          Plan Information.
-------          -----------------



      California Pro Sports, Inc. (the "Registrant") will provide to the consultant (the "Recipient") with documents that contain information related to the plan which provides for its compensation shares and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement (the "Registration Statement"). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"). A Section 10(a) prospectus will be given to each Recipient who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.          Registrant Information.
-------          -----------------------

      The Registrant will provide to the Recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice. The statement will include the address and telephone number to which any requests for documents should be directed.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.
-------  ----------------------------------------

         The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference:

          Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1997;

          Registrant's Current Report on Form 8-K reporting events of February 23, 1998;

          Registrant's Current Report on Form 8-K reporting events of March 25, 1998; and

          The description of the common stock contained in the Registrant's Registration Statement on Form 8-A (Commission File No. 0-25114) as filed with the Commission on November 13, 1994.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4.  Description of Securities.
-------  --------------------------

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.
-------  ---------------------------------------

         None.


Item 6.  Indemnification of Directors and Officers.
-------  ------------------------------------------

         Section 145 of the Delaware General Corporation Law and Article Ninth of the Registrant's Certificate of Incorporation provides for, under certain circumstances, the indemnification of the Registrant's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to Article Ninth of the Registrant's Certificate of Incorporation and the relevant Section of the Delaware General Corporation Law.

         In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person's actions resulting in the liabilities: (i) were taken in good faith;
(ii) were reasonably believed to have been in or not opposed to the Registrant's best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

         The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys' fees, actually and reasonably incurred in connection with the proceeding.

         Indemnification in connection with a proceeding by or in the right of the Corporation in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Corporation's best interest and must not have been adjudged liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Registrant in which a director is adjudged liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

         Delaware law authorizes the Registrant to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Registrant a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by the Corporation.

         The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under the Registrant's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

         The statutory provision cited above also grants the power to the Registrant to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Registrant.

         Article VIII of the Registrant's Bylaws provides that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.


Item 7.  Exemption from Registration Claimed.
-------  ------------------------------------

         Not Applicable.


Item 8.  Exhibits.
-------  ---------

         The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

4.1 Certificate of Incorporation for California Pro Sports, Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2, Registration No. 33-85108 as filed with the Securities and Exchange Commission "SEC" on October 13, 1994.)

5.1 Opinion of Counsel and Consent of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC

24.1 Power of Attorney - Included on Signature Page

23.1 Consent of  Friedlob  Sanderson  Raskin  Paulson &  Tourtillott,  LLC - See
     Exhibit 5.1.

23.2 Consent of Gelfond Hochstadt Pangburn & Co.


Item 9.  Undertakings
-------  ------------

         The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

         (a) (2) That, for determining any liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

         (a) (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Not applicable.

         (c) Not Applicable.

         (d) Not Applicable.

         (e) Not Applicable.

         (f) Not Applicable.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greer, State of South Carolina, on May 1, 1998.

                                                CALIFORNIA PRO SPORTS, INC.


                                                By /s/ Barry S. Hollander
                                                Barry S. Hollander, Chief
                                                Financial Officer



         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of California Pro Sports, Inc., by virtue of their signatures appearing below, hereby constitute and appoint Henry Fong and Barry S. Hollander, each with full power of substitution, as attorneys-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement on Form S-8 in the capacities set forth opposite their names below and hereby ratify all that said attorneys-in-fact may do by virtue thereof.


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               Signatures                                  Title                                  Date


/s/ Henry Fong                             Director and Chief Executive Officer                May 1, 1998
----------------------------
Henry Fong

/s/ Barry S. Hollander                            Chief Financial Officer                      May 1, 1998
----------------------------
Barry S. Hollander

/s/ Brian C. Simpson                                     Director                              May 1, 1998
----------------------------
Brian C. Simpson

/s/ Hung-Chang Yang                                      Director                              May 1, 1998
-------------------
Hung-Chang Yang
